UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 7, 2005

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-33045	33-0056054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1935 Avenida del Oro, Suite F Oceanside, CA	92056
(Address of principal executive offices)	(Zip Code)

(760) 806-8922

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) On February 7, 2005, Tim Hart resigned in his capacity as the Chief Financial Officer of SeraCare Life Sciences, Inc. (the “Company”). The Company and Mr. Hart are discussing a transition arrangement in which Mr. Hart would continue to assist the Company, but no such arrangement has been reached at this time.

(c) On February 7, 2005, the Company appointed Jerry L. Burdick to serve as the Company’s Acting Chief Financial Officer while a search is conducted for a permanent successor. Mr. Burdick, 65, has served as the Company’s Secretary and a member of the Company’s Board of Directors since February 1998. From February 1998 until January 9, 2002, Mr. Burdick also served as the Company’s Chief Financial Officer and Executive Vice President. At Biomat USA, Inc. (the former parent of the Company), Mr. Burdick served as Executive Vice President, Secretary and a director from December 1, 1995 until July 31, 2004, and as Chief Financial Officer from December 1, 1995 through September 8, 1999, as Acting Chief Financial Officer from November 30, 1999 through December 31, 1999 and was reappointed Chief Financial Officer effective January 1, 2000, a position he held until July 31, 2004. Mr. Burdick became a consultant to the Company beginning in August 2004. Mr. Burdick is a Certified Public Accountant in the State of California and has held senior financial positions with various companies including International Rectifier Corporation and Getty Oil Company. Pursuant to the terms of his consulting agreement with the Company, Mr. Burdick receives $10,000 per month plus an hourly consulting fee of $50 per hour for services performed on behalf of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2005	SERACARE LIFE SCIENCES, INC.

/s/ Jerry L. Burdick
Jerry L. Burdick,
Secretary and Acting Chief Financial Officer